NIVS IntelliMedia Technology Group
Reports Third Quarter 2009 Financial Results

– 3Q09 Revenue Increases 6.0% YoY to $52.4 Million –
– 3Q09 Net Income Increases 23.6% YoY to $5.6 Million –
– 3Q09 Net Cash Provided by Operating Activities of $9.3 Million –
– Reaffirms FY09 Revenue and Profit Margin Forecast –

Huizhou, Guangdong, China, November 12, 2009 – NIVS IntelliMedia Technology Group, Inc., (NYSE Amex: NIV) (“NIVS” or the “Company”), an integrated consumer electronics company that designs, manufactures, markets and sells intelligent audio and video products, today reported its financial results for the third quarter ended September 30, 2009.

Third quarter 2009 Business Achievements

•
Building the NIVS Brand.  The Company continued its advertising on CCTV, consolidating its product road show and marketing campaign to further develop the NIVS brand.  The Company also launched a billboard advertising campaign with Precise Media to promote their products in driving schools – which in China are on specialized, closed-course campuses – in Beijing, Shanghai, Guangzhou, Sichuan, Fujian and Shandong.  In addition, the Company carried out face-to-face promotions in major malls throughout Beijing, Shanghai, Guangzhou and Shenzhen during the summer holiday.  Finally, to capitalize on the growing popularity of online sales in China, the Company further cooperated with leading 3C electronics information portals, www.pcpop.com and www.zom.com.cn, by placing advertisements on their sites.

•
Broadening Distribution.  The Company participated in Berlin’s IFA electronics fair to help broaden its brand recognition and customer base globally.  Their cooperation with home appliance chain retailers, Gome and Suning, continued to extend the Company’s domestic sales channels, while their Hong Kong agent brought them distribution expansion overseas.   Finally, in entering the mobile phone market and working with China Telecom, the company widely broadened their distribution to this new customer base.

•
Signed contract with audio industry legend.  The Company signed an OEM and ODM contract with Acoustic Research (“AR”), a major speaker manufacturer and developer in the US.  NIVS is now the sole manufacturer and distributor of AR speakers in China and Hong Kong.

•
Entering the multi-billion dollar 3G market in China.  The Company was granted a license to manufacture mobile phones by the Ministry of Industry and Information Technology. The Company has begun to operate its mobile phone business in mainland China under NIVS’s own brand name and introduced a dual-mode EVDO/GSM 3G handset to the market.

•	Signed letter of intent to work with China Telecom. The Company signed a letter of intent to manufacture 3G mobile phones for China Telecom, one of the three largest telecom operators in China.

•	Strengthening Balance Sheet. The Company significantly improved its cash flow and cash position since the end of the second quarter 2009

Third quarter 2009 Financial Results
In the third quarter of 2009, total revenue grew 6.0% to $52.4 million, from $49.4 million a year ago, driven by increased demand, success of new products, and greater brand recognition.  Revenue for intelligent audio and video equipment increased 200% to $25.3 million, compared to $8.4 million for the same period in 2008.  Reflecting the company’s drive to expand its higher-end intelligent audio and video sales, revenue for standard audio equipment decreased 35.4% to $18.7 million, compared to $29.0 million for the same period in 2008.  Revenue for televisions decreased 15.9% to $5.8 million, from $6.9 million a year ago.

Gross profit in the third quarter of 2009 increased to $12.1 million, compared to $11.3 million for the same period last year.  Correspondingly, gross margin increased 24 basis points year-over-year to 23.1% from 22.9% in the prior year’s third quarter, driven by a price increase on the Company’s intelligent audio equipment products and a decrease in production cost.

Operating expenses were $5.1 million for the third quarter of 2009, or 9.7% of total revenue, compared to $5.5 million, or 11.1% of total revenue a year ago.  Selling expenses for the third quarter of 2009 totaled $2.9 million, an increase of 124.2% compared to $1.3 million for the same period in the prior year, as the Company increased television advertising and marketing activities.  General and administrative expenses were $1.1 million for the third quarter of 2009, a decrease of 72.7% compared to $3.9 million for the same period in 2008.  The high operating expenses during the previous year were primarily due to merger costs and stock-based compensation.  Research and development expenses were approximately $1.1 million for the third quarter of 2009, an increase of $0.9 million from $0.3 million in the prior year’s period, as the Company continued to develop of new product offerings.

Income from operations of $7.0 million in third quarter 2009 increased $1.2 million, or 20.7%, from $5.8 million in third quarter of 2008.  Operating margins increased to 13.4%, versus 11.8% for the same period in 2008.

Income tax provisions for the third quarter of 2009 were approximately $1.2 million, as compared to approximately $0.6 million from the same period last year, primarily due to an increase in taxable income.  The Company’s effective tax rate for the third quarter was 15% compared to 12.5% in the same period last year.

Net income was $5.6, or $0.11 per fully diluted share, for the three months ended September 30, 2009, an increase of $1.0 million, or 23.6%, from $4.6 million, for the same period in 2008.

Mr. Tianfu Li, Chairman and CEO of NIVS, commented, “We are very pleased with our performance this quarter.  Our improved sales demonstrate the success of our recent marketing efforts, highlighted by a year-over-year tripling of our higher-priced intelligent audio and visual products.  We are very pleased with our success in enhancing our balance sheet, and we aim to continue to cut operating costs and streamline our operating efficiencies.  During the quarter, we successfully signed an OEM and ODM contract with the legendary Acoustic Research, which should help us to continue to improve on our design and manufacturing of high-end products.  We are also particularly happy to have entered the enormous 3G telecommunications market in China.  Our cooperation with China Telecom exemplifies our efforts to rapidly forge stronger relationships with the country’s three telecom giants to further penetrate the market and grow our NIVS brand.  As such, we feel comfortable that we have created a strong foundation for the remainder of 2009 and beyond.”

Liquidity and Capital Resources
The Company’s cash balance grew by $2.0 million to $2.3 million as of September 30, 2009, despite retiring approximately $10 million of notes payable during the quarter.  Net cash provided by operating activities was $9.3 million for the three months ended September 30, 2009, compared to net cash used by operating activities of $2.9 million for the second quarter of 2009.  Accounts receivable increased to $29.5 million from $23.1 million at the end of the second quarter of 2009, while DSOs improved to 51 days, from 52 days in the prior quarter and remained better than the Company’s target of 60 days.

Financial Outlook
For the full year 2009, NIVS reaffirms its revenue projection of approximately $172 million to $186 million, a projected 20% to 30% increase compared to 2008.  The Company also reaffirms full year 2009 net profit margin will remain firm in the historical range of 9-10%.

Mr. Li continued, “With the holiday season ahead, we anticipate strong demand for our consumer electronics products in China.  For the remainder of 2009, we intend to continue our strong marketing and new product launch momentum, as we remain focused on executing our goal of becoming China’s preeminent integrated consumer electronics company.  In addition, we will continue to focus in R&D and adding to our product portfolio.  We will also continue our efforts to expand our mobile handset product line.  We believe that our integrated combination of solid technology, design, manufacturing, distribution, product and marketing will elevate NIVS to become an eventual household name brand that consumers know and trust for all their household electronics needs in China.”

Conference Call
The Company will hold a conference call to discuss the financial results at 8:00 a.m. ET on Thursday, November 12, 2009.  The Company invites you to join the call by dialing 1-480-629-9664.  A live webcast of the conference call will be available at www.nivsgroup.com.  A replay of the call will be available from November 12, 2009 to November 26, 2009.  Listeners may access the replay by dialing 1-303-590-3030, passcode: 4184138.

About NIVS IntelliMedia Technology Group, Inc.

NIVS IntelliMedia Technology Group is an integrated consumer electronics company that designs, manufactures, markets and sells intelligent audio and video products in China, Greater Asia, Europe, and North America.  The NIVS brand has received “Most Popular Brand” distinction in China’s acoustic industry for three consecutive years, among numerous other awards. NIVS has developed leading Chinese speech interactive technology, which forms a foundation for the Company’s intelligent audio and visual systems, including digital audio, LCD televisions, digital video broadcasting (“DVB”) set-top boxes, peripherals and more.

Safe Harbor Statement

This release contains certain "forward-looking statements" relating to the business of the Company and its subsidiary companies. These forward looking statements are often identified by the use of forward-looking terminology such as "believes, expects" or similar expressions. Such forward looking statements involve known and unknown risks and uncertainties, including, but not limited to the Company’s reliance on its major customers for a large portion of its net sales; the Company’s ability to develop and market new products; the Company’s ability to continue to borrow and raise additional capital to fund its operations; the Company’s ability to collect aging trade receivables and the effect of a growing doubtful account allowance; the Company’s ability to accurately forecast amounts of supplies needed to meet customer demand; exposure to market risk through sales in international markets; the market acceptance of the Company’s products; exposure to product liability and defect claims; fluctuations in the availability of raw materials and components needed for the Company’s products; protection of the Company’s intellectual property rights; changes in the laws of the PRC that affect the Company’s operations; development of a public trading market for the Company’s securities; and the cost of complying with current and future governmental regulations and the impact of any changes in the regulations on the Company’s operations.  Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including the discussed above and in the Company’s periodic reports that are filed with the Securities and Exchange Commission and available on its website (www.sec.gov). All forward-looking statements attributable the Company or to persons acting on its behalf are expressly qualified in their entirety by these factors other than as required under the securities laws. The Company does not assume a duty to update these forward-looking statements.

For more information, please contact:

Company Contact:
Jason Wong
Vice President Investor Relations
Tel:  +86-138 299 16919
Email: jason@nivsgroup.com

Investor Contact:
ICR:
Michael Tieu
Tel:   +86-10-6599-7960
Email: michael.tieu@icrinc.com

(Financial Tables on the following pages)

NIVS IntelliMedia Technology Group, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In US Dollars)

	September 30,	December 31,
	2009	2008
	(Unaudited)

Assets
Current Assets
Cash and cash equivalents	$2,286,326	$461,504
Trade receivables, net (Note 3)	29,526,807	20,364,356
VAT refundable	228,845	1,094,090
Inventories, net (Note 5)	22,440,402	11,279,832
Restricted cash (Note 10)	5,579,619	11,681,595
Prepaid expenses and other receivables	24,682	81,690
Total current assets	60,086,681	44,963,067
Property and equipment, net (Note 6)	55,302,005	56,331,487
Advances to suppliers (Note 4)	14,558,721	15,286,028
Intangible assets, net (Note 7)	2,301,176	2,343,383
Total Assets	$132,248,583	$118,923,965

Liabilities and Shareholders' Equity
Current Liabilities
Accounts payable—trade	$4,434,623	$2,020,363
Customer deposit (Note 8)	65,042	1,393,171
Accrued liabilities and other payable	949,937	1,441,922
Various taxes payable	1,959,416	470,860
Short-term loans (Note 9)	40,387,647	35,871,715
Wages payable	526,202	800,744
Bank notes payable (Note 10)	8,742,092	18,849,201
Corporate tax payable	5,064,923	2,744,518
Total current liabilities	62,129,882	63,592,494
Due to shareholder (Note 11)	-	7,842,780
Total liabilities	62,129,882	71,435,274

Equity
NIVS IntelliMedia Technology Group, Inc.'s shareholder equity
Preferred stock, $0.0001 par value, 10,000,000 shares	-	-
authorized, 0 shares outstanding at September 30, 2009
and December 31, 2008
Common stock, $0.0001 par value, 100,000,000 shares
authorized, 40,675,347 and 36,855,714 shares issued and outstanding	4,068	3,686
at September 30, 2009 and December 31, 2008, respectively (Note 1)
Additional paid-in capital	21,717,239	12,663,513
Accumulated other comprehensive income	3,932,687	3,960,012
Statutory surplus reserve fund (Note 13)	3,568,869	3,568,869
Retained earnings (unrestricted)	39,414,109	26,193,371
Total NIVS IntelliMedia Technology Group, Inc. Shareholders' Equity	68,636,972	46,389,451
Noncontrolling interest	1,481,729	1,099,240
Total Equity	70,118,701	47,488,691

Total Liabilities & Equity	$132,248,583	$118,923,965

NIVS IntelliMedia Technology Group, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(In US Dollars)

	For The Three Months Ended		For The Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Revenue	$52,384,695	$49,411,468	$122,501,145		$101,048,363
Other Sales	70,741	164,939	223,190		320,992
Cost of Goods Sold	(40,334,025)	(38,261,969)	(94,604,349)		(77,852,802)
Gross Profit	12,121,411	11,314,438	28,119,986	-	23,516,553

Selling Expenses	2,884,365	1,286,796	5,534,265		2,649,900

General and administrative
Amortization	24,270	18,003	60,063		51,491
Depreciation	83,903	87,859	248,227		249,068
Bad debts	-	424,299	-		808,401
Merger cost	-	1,783,586	-		1,783,586
Stock-based compensation	-	765,000	-		765,000
Others general and administrative (Note 12)	967,960	857,584	2,932,950		1,891,291
Total general and administrative	1,076,133	3,936,331	3,241,240	-	5,548,837
Research and development	1,122,003	261,141	2,457,478		668,323
Total operating expenses	5,082,501	5,484,268	11,232,983	-	8,867,060
Income from operations	7,038,910	5,830,170	16,887,003	-	14,649,493

Other income (expenses)
Government grant	335,459	21,506	402,382		21,506
Interest income	1	250,664	6		393,946
Interest expense	(404,087)	(517,857)	(1,290,312)		(1,563,094)
Imputed interest	-	(147,620)	-		(446,953)
Sundry income (expense), net	-	(31,544)	9,981		(22,370)
Total other income (expenses)	(68,627)	(424,851)	(877,943)	-	(1,616,965)

Income before noncontrolling interest and income taxes	6,970,283	5,405,319	16,009,060	-	13,032,528
Income taxes (Note 14)	(1,166,471)	(645,936)	(2,442,340)		(1,621,020)

Net income	5,803,812	4,759,383	13,566,720		11,411,508

Net income attributable to the noncontrolling interest	(165,238)	(196,195)	(345,982)		(363,328)

Net income attributable NIVS IntelliMedia Technology Group, Inc.	$5,638,574	$4,563,188	$13,220,738		$11,048,180

Basic earnings per share - net income attributable to NIVS's common shareholders	$0.14	$0.13	$0.22		$0.37

Weighed-average shares outstanding, Basic	40,675,347	34,147,201	39,595,543		29,746,845

Diluted earnings per share - net income attributable to NIVS's common shareholders	$0.14	$0.13	$0.33		$0.37

Weighed-average shares outstanding, Diluted	40,675,347	34,844,197	39,595,543		29,979,177

NIVS IntelliMedia Technology Group, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(In US Dollars)

	For The Nine Months Ended
	September 30,
	2009	2008
	(Unaudited)	(Unaudited)
Cash Flows From Operating Activities

Net Income	$13,220,738	$11,048,180
Adjustments to reconcile net income to net cash provided by operating activities:
Noncontrolling interest	345,982	363,328
Imputed interest	-	446,953
Bad debts	-	808,401
Depreciation	4,380,877	3,575,811
Amortization	60,063	51,491
Stock-based compensation	-	765,000
Changes in operating assets and liabilities:
Account receivable-trade	(9,162,451)	(17,268,951)
Interest receivables	-	(393,919)
Advance to suppliers for purchases	727,307	(9,583,376)
Prepaid expenses and deposits	57,008	(2,569,116)
Inventories, net	(11,160,570)	10,499,518
Restricted cash	6,101,976	(2,334,918)
VAT refundable	865,245	-
Accounts payable, accrued liabilities and customer deposits	594,146	(4,925,735)
Various taxes payable	1,488,556	795,962
Wages payable	(274,542)	(237,039)
Corporate tax payable	2,320,405	604,280
Net cash provided by operating activities	9,564,740	(8,354,130)

Cash Flows From Investing Activities
Purchases of property and equipment	(3,270,839)	(8,176,812)
Purchases of intangible assets	(55,161)	(28,674)
Due from related parties	-	(5,406,525)
Short-term investment, marketable securities	-	568,063
Net cash used in investing activities	(3,326,000)	(13,043,948)

Cash Flows From Financing Activities
Increase (decrease) in loans payable	4,515,932	3,020,190
Increase (decrease) in notes payable	(10,107,109)	10,607,071
Capital lease payable	-	-
Net proceeds of share issuance	1,212,382	10,487,474
Due to shareholder	-	(1,875,133)
Net cash provided by (used in) financing activities	(4,378,795)	22,239,602

Effect of exchange rate changes on cash	(35,123)	833,883
Net increase in cash and cash equivalents	1,824,822	1,675,407

Cash and cash equivalents, beginning of period	461,504	1,438,651

Cash and cash equivalents, end of period	$2,286,326	$3,114,058

Supplemental disclosure information:

Interest expense paid	$1,290,312	$1,045,237
Income taxes paid	$2,442,340	$975,084

Supplemental financial activities:
Exchange of Li debt for common stock	$7,841,726	$-
Issuance of shares for warrants exercise	$946,640	$-